Exhibit 99.1

CHAMPPS ENTERTAINMENT INC. ANNOUNCES THE APPOINTMENT OF
NEW MEMBERS TO ITS BOARD OF DIRECTORS

LITTLETON, COLO, DECEMBER 6, 2002 – Champps Entertainment, Inc. (Nasdaq:CMPP) today announced the appointments of Charles G. Phillips, and Ian Hamilton to its board of directors, increasing the number of board members to nine.

Mr. Phillips, who has over 30 years of experience in the investment banking industry, recently retired after eleven years as a Managing Director of Gleacher Partners where he served as President from 1997 to 2001. Prior to joining Gleacher Partners, Mr. Phillips held senior positions at other leading firms, including nine years at Morgan Stanley where he served as a Managing Director and founded and led that firm’s high yield finance activities in 1984. Mr. Phillips has been a director of several public and private companies and investment funds; he also serves on the governing bodies of a number of educational and non-profit organizations. Mr. Phillips received an MBA from the Harvard Business School and a BA from Harvard College.

Mr. Hamilton brings to our board over 20 years of sports marketing experience. Mr. Hamilton is the founder of the Hamilton Group, a Sports Marketing and Entertainment Company, and currently serves as the Executive Producer of the Professional Bowlers Association Tour on ESPN. He has worked on promotions and telecasts with several well-known athletes. Mr. Hamilton previously served as the Global Director of Tennis Sports Marketing for Nike, Inc. and also as the President of Planet Hollywood International’s Official All Star Café. Mr. Hamilton serves as a board member of U.S. Sports Development, Inc. and the Tim & Tom Gullikson Foundation. Mr. Hamilton received a BA from Arizona State University and has published numerous articles on sports marketing.

Mr. William H. Baumhauer, Champps’ chairman, president and chief executive officer commented, “We are very fortunate to be able to attract two such highly qualified individuals to join our board at Champps. Mr. Phillips’ financial expertise combined with Mr. Hamilton’s marketing background strengthens our Board and gives us significant additional resources to draw upon.”

Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.